Exhibit 99.1

                         RISK FACTORS AND UNCERTAINTIES

     Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in shares of our common stock.

     If we do not successfully address the risks and uncertainties described below, there could be a material adverse effect on our business, financial condition or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.

     We cannot assure any investor that we will successfully address these risks.

Risks and Uncertainties Relating to Our Common Stock

You may lose your entire investment

     Given our continued need for additional capital and our history of losses, our stock involves a high degree of risk, and should not be purchased by any person who cannot afford the loss of the entire investment. A purchase of our stock is currently "unsuitable" for a person who cannot afford to lose his entire investment.

We have a history of losses and may never achieve profitability

     Since inception, we have been dependent on equity capital as our primary source of funding. Prior to December 31, 2000, sales of our Sonem traffic signal priority product, and sales of our UniLinx product, provided insufficient cash flow to sustain operations. We had an accumulated deficit at June 30, 2002, of $14,415,321 (December 31, 2001 $12,830,289). During 2001 and the first half of
2002, we focused entirely on the wireless product segment, primarily our amplifier products, and incurred a net loss in 2001, after stock-based compensation expense, of $2,098,014 (2000 - loss of $5,318,633) and a net loss for the six-month period ended June 30, 2002, after stock-based compensation recovery of $1,585,032 (2001 - loss of $505,164). We also used cash from operations of $1,847,392 in 2001 (2000 - $3,097,829 in cash used) and $1,014,663
(2001 - $644,838 in cash used) during the six-month period ended June 30, 2002. Operations to date have been primarily financed by the sale of equity securities. We anticipate that we will continue to incur net losses during our current year ending December 31, 2002 due to increased research & development costs and additional sales & marketing cots related to pursuing our revised business strategy of securing long-term customer supply agreements. Our ability to earn a profit will depend on the commercial acceptance and profitability of our products. We may never achieve profitability.

We anticipate that we will require additional capital

     Our  capital  requirements  are  difficult  to plan in light of our current strategy to expand our customer base and to develop new products and technologies. Since our inception, we have been dependent on investment capital as our primary source of liquidity. Our operations to date have been primarily financed by sales of equity securities. As of June 30, 2002, we had working capital deficiency of $286,159. Our operations presently are generating negative cash flow, and we do not expect positive cash flow from operations in the near term. During early July, we received gross proceeds of $270,000 from the exercise of $0.30 warrants issued in December 2001 by certain stockholders including officers and directors of the Company. We cannot assure you that additional outstanding warrants will be exercised. We need to secure additional working capital in the short-term in order to sustain our operations and execute our business plan.

     We anticipate that we will require a greater amount of additional working capital for inventory, components and work in process or to expand our manufacturing capacity if we enter into contracts for large quantities of our amplifiers. We are incurring expenses in anticipation of future sales that may not materialize. If future sales fall significantly below our expectations or if we incur unanticipated costs or expenses our financing needs could be increased. Any inability to obtain sufficient capital to sustain our existing operations, to meet commitments or to fund our obligations under our existing sales orders may require us to delay delivery of products, to default on one or more agreements or to significantly reduce or eliminate sales and marketing, research and development or administrative functions. The occurrence of any of these, or other adverse affects of inability to raise adequate capital may have a material adverse effect on our business, financial condition and results of operations.

Our auditors have expressed doubt about our ability to continue as a "going concern"

     Our financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy our liabilities in the ordinary course of business. Operations to date have been primarily financed by long-term debt and equity transactions. Our future operations are dependent upon the identification and successful completion of additional long-term debt or permanent equity financing, the continued support of creditors and stockholders, and, ultimately, the achievement of profitable operations. There can be no assurances that we will be successful. If we are not, we will be required to reduce operations or liquidate assets. We will continue to evaluate projected expenditures relative to available cash and to seek additional means of financing in order to satisfy our working capital and other cash requirements. The auditors' report on our December 31, 2001, consolidated financial statements includes an explanatory paragraph that states that as we have suffered recurring losses from operations and a working capital deficiency, substantial doubt exists about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

Our common stock is subject to penny stock regulation

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ National Market System, if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our common stock is considered penny stock. The penny stock rules require a broker-dealer, before consummation of a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and ask quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, before consummation of a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements often have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. Our stock is currently subject to the penny stock rules, and accordingly, investors may find it difficult to sell their shares.

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We may issue  additional  shares in the future which would result in dilution to our existing stockholders

     Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Our Board of Directors have the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation, subject to the regulatory requirements of the CDNX. Our Board of Directors may choose to issue some or all of such shares to acquire one or more businesses or other types of property, or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our corporation. Our Board of Directors has the authority to issue shares of preferred stock with such liquidation preferences, voting rights, dividend rights, conversion rights and other terms as the Board may determine, without approval of our shareholders. The rights and preferences of holders of any preferred stock we issue could make acquisition of the Company by a third party more difficult or costly and could operate to discourage or frustrate acquisition proposals.

We do not anticipate we will pay any dividends

     We have never paid dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends are subject to the discretion of our Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, and restrictions in loan agreements, if any, and such other factors as our Board of Directors may deem relevant.

Exercise of warrants and stock options may cause dilution to our stockholders

     We have adopted a stock option plan. The total number of shares of common stock to be delivered on the exercise of all options granted under the plan may equal up to 20% of all outstanding shares of our common stock, including shares of common stock previously issued under the plan. We had options for 3,884,917 shares of common stock issued and outstanding as of July 15, 2002 (out of 6,903,379 issuable under the plan as of that date) at the following exercise prices:

                Number of            Exercise
                Shares(1)            Price ($)
                ---------            ---------

                2,887,500            0.17
                   20,000            0.21
                   15,000            0.22
                  155,000            0.23
                  150,000            0.31
                   10,000            0.33
                  105,000            0.35
                  397,000            0.38
                    1,667            0.40
                  143,750            1.00

(1)  These  numbers do not include  options  for  500,000  shares at an exercise price of $1.00 originally granted to Integrated Global Financial Corporation. Integrated Global has sued us for a declaration that the grant of 500,000 options is of unlimited duration. We believe the options have expired.

     As of July 15, 2002, we had warrants outstanding to acquire 7,202,338 shares of our common stock as follows:

                 Number of Shares                      Exercise Price ($)
                 ----------------                      ------------------
                 2,454,786 (1)                         $0.35
                 4,247,552 (1)                         $0.30

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


                   200,000                             $0.38
                   300,000                             $0.29

(1). On July 31, 2002, the exercise price of the above 6,702,338 un-exercised warrants were re-priced to Cdn$0.35 on the condition that warrant holders exercise their warrants within a 30 day period, otherwise the original warrant terms would prevail. As well, if the closing price of the Company's shares is Cdn$0.437 or greater for a period of 10 consecutive trading days, then the warrant holders must exercise their warrants within 30 days otherwise the warrants will expire of the 31st day.

     The existence of options or warrants could adversely affect the market price of our common stock and impair our ability to raise additional capital through the sale of our equity securities or debt financing.

     It is unlikely that options or warrants will be exercised unless the market price of our common stock exceeds the exercise price of the warrants or options. Accordingly, we cannot assure you that any of these warrants or options will be exercised. Exercise of any options or warrants will result in dilution of the proportional interests of our stockholders at the time of exercise, and, to the extent that the exercise price is less than the book value of the common stock at that time, dilution of the book value per share of the common stock.

Risks and Uncertainties Related to Our Business and Operations

Lack of Prior Operations and Experience

     We have a limited history of revenues from operations and have no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our business involves the development, manufacture and marketing of products, novel and otherwise, in the wireless communications industry. Future development and operating results will depend on many factors, including the completion of developed products, levels of demand for our products, levels of product and price competition, success in setting up and expanding distribution channels, and whether we can develop and market new products and control costs. In addition, our future prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the technology industry, which is characterized by intense competition, rapid technological change, and significant regulation. There can be no assurance that our actual financial results will be consistent with our financial forecasts or that any positive trends will continue.

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We depend on experienced management and key technical employees

     We are a growing company dependent upon the services of our senior management team. The loss of the services of any one of these persons, or an inability to recruit and retain additional qualified personnel, could have a material adverse effect on our business. We have no plans at present to obtain key person life insurance for any of our officers and directors.

     We are also dependent on highly qualified technical and engineering personnel. Although we have had success in recruiting these employees in today's competitive marketplace, there can be no assurance that this will continue which may put us at risk of being able to sustain and grow our business.

We face substantial competition

     The wireless communications industry is characterized by rapidly evolving technology and intense competition. We may be at a disadvantage to other companies having larger technical staffs, established market shares and greater financial and operational resources. Some competitors have achieved greater brand recognition and technologies than we currently enjoy. We may not be able to successfully compete. Our competitors may succeed in developing products or competing technologies that are more effective or more effectively marketed than products marketed by us, or that render our technology obsolete. Earlier and larger entrants into the market often obtain and maintain significant market share relative to later entrants. We believe that an increasing number of products in the market and the desire of other companies to obtain market share will result in increased price competition. Price reductions by us in response to competitive pressure or our desire to also successfully increase market penetration or market share could have a material, adverse effect on our business, financial condition, and results of operations.

We experience significant fluctuations in revenues and results on a quarterly basis

     Our revenues and operating results experience fluctuations from one quarter to the next due to amongst other things:

          o    customers changing delivery schedules or canceling orders,

          o    long sales cycle,

          o    availability of component parts,

          o    competitive pressures on sales prices and discounts,

          o    delays  in  product   development   and   redesign   of  customer
               specifications,

          o    mix of products with varying gross margins,

          o    management of our variable, and

          o    fixed expenses and warranty expenses.

Our customers also provide us with varying order sizes, short lead times, tight delivery time requests and even change their orders on short notice.

     We have experienced these fluctuations in the past and may continue to do so in the future. As a result, our historical results are not a reliable indicator of our future results. The share price of our common shares has, and may continue to, fluctuate significantly.

We depend on protection of our proprietary technology

     Our success will depend in part on our ability to preserve and protect trade secrets and any proprietary technology, and to operate without infringing upon the patents or proprietary rights of third parties in both the United States and other countries. We may inadvertently fail to do so and consequently could face infringement claims which could be costly and thus adversely affect our business.

     We do not own any patents in connection with our products or technologies and depend entirely on trade secrets, confidentiality agreements and continual improvement to our products to protect our proprietary technology. We have applied for patent protection for certain technologies we have developed and we have filed applications for trade mark protection in the U.S. and Canada. However, there can be no assurance that our efforts to protect our proprietary technology will be effective and failure to protect such technology could have a material adverse effect on our results of operation and financial condition.

Disputes related to our intellectual property may adversely impact our business

     While we are not aware of any disputes with respect to any of our intellectual property and we are not currently involved in any litigation respecting our intellectual property, there can be no assurances that we will avoid such disputes in the future. The use of trade marks, service marks, trade names, slogans, phrases and other expressions in the course of our business and our subsidiary may be the subject of dispute and possible litigation. We may have to defend ourselves from infringement claims by others. Such litigation is expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small enterprise. This could also affect our competitive position. There is no assurance that we will have sufficient resources to successfully protect our interests in any litigation that may be brought. There can be no assurance that we or our subsidiary will be able to continue to use our current trade names and marks. Any changes could result in confusion to potential customers and loss of valuable name recognition and negatively affect our business and our financial condition.

We have limited manufacturing capacity

     We currently assemble, tune and test our products in our manufacturing facility located in Burnaby, British Columbia. Current models of our products are required to be individually assembled, tuned and tested to meet the specifications of the end-user. This process is time consuming and labor intensive and our ability to increase manufacturing output is limited by the size of our facilities and our ability to hire, train and retain qualified personnel. On August 1, 2002, we announced that we have selected Burnaby, British Columbia based contract electronics manufacturer Creation Technologies Inc. for volume production of our power amplifiers. We expect to start outsourcing our larger orders during the third quarter of 2002. This will allow us to take advantage of better purchasing power, reduce our inventory levels and ensure that a consistent quality product is delivered on time. The loss of such an outsourcing relationship could have a material adverse effect on our business, financial condition and results of operations and there can be no assurances that we will be able to find another manufacturer on a timely basis necessary to fill orders or at all.

     In the future, we may be required to out source additional manufacturing or expand our facility, hire additional personnel and automate the assembly, tuning and/or testing process to increase our manufacturing capacity in order to meet future demand for our products. Such expansion will require additional capital investments and allocation of resources, which may affect our results of operations. We cannot assure you that adequate resources will be available or that we will be able to increase our manufacturing capacity in a timely manner, if at all. Our inability to meet the demand for our products would have an adverse effect on our business and our results of operations.

We depend on suppliers and other third parties

     We are a small enterprise and have yet to establish substantial internal management, personnel and other resources. We depend substantially upon third parties for several critical elements of our business including, among other things, promotion and marketing, technology and infrastructure development and distribution activities. We also depend substantially upon third party sales agents. A substantial portion of our high power radio frequency amplifier revenues to date have been derived through a single South Korean sales agent Historically, we have generated over 90% of our revenues from the Korean market. During the second quarter of 2002, the Korean market contributed less than 10% of our revenues, while sales to new customers in United States, China, Israel and Sweden increased. We anticipate that this trend will continue. The loss of any of these resources could have a material adverse effect on our business, financial condition and results of operations.

     We rely on outside suppliers for some components and the assembly of some portions of our products. There can be no assurance that component parts, materials or services obtained from outside suppliers will continue to be available in adequate quantities or on adequate terms. The inability to obtain sufficient quantities of such materials, parts or services at reasonable cost could have a material adverse effect on our business, financial condition and results of operations.

Our success will depend upon future strategic partnerships

     The successful execution of our business strategy is partially dependent upon enlisting a number of strategic partners regionally, nationally and globally to assist in a focused marketing effort and to provide financial strength. There is no assurance that we will continue to be successful in developing such strategic partnerships on a timely basis or in developing enough strategic partnerships to successfully market our technologies and products globally or in a volume sufficient to sustain our operations.

We depend on telecommunication system providers to accept our technology and products

     There can be no assurance that our existing technologies will be incorporated into products, or that products based on our technologies will be marketed successfully. In addition, there can be no assurance that our technologies will be adopted widely as industry standards, even if products based on its technologies have been introduced successfully to the marketplace.

     The markets for our technologies and products have only recently begun to develop. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the markets for our technologies and products are new and/or evolving, it is difficult to predict the future growth rate, if any, and size of these markets. There is no assurance that the markets for our technologies and products will emerge or become or remain sustainable. If the markets fail to develop, develop more slowly than expected or become saturated with competitors, or if our technologies and products do not achieve or sustain market acceptance, our business, results of operations and financial condition will be materially and adversely affected.

There are risks and uncertainties related to our development of new products

     We have only recently released additional commercial versions of some of our technologies and products. Additional efforts and expenditures to enhance their capabilities are critical to commercial viability. We invest heavily in the research and development of new products and we cannot assure you that the new products we develop will be commercially viable or that a sufficient demand will develop for such products. If markets do not accept our products in sufficient numbers to offset costs of developing and marketing such products, our results of operation and financial condition will be materially and adversely affected.

Product warranty risks and uncertainties

     Our products are relatively new to their respective markets and lack extensive field operating experience. While we have tested our products for failure in certain circumstances, there can be no assurance that our products will continue to operate satisfactorily after sustained field use. If a substantial number of products are returned and accepted for warranty replacement, the cost to us could have a material adverse effect on our business and financial condition.

Potential product liability related to our Sonem products

     In the past, we sold emergency traffic preemption devices of our Sonem division (which we sold in October 2000) which are installed at traffic intersections. Also, we have sold some of our UniLinx(TM) devices (we sold the UniLinx in June 2001) for use with traffic control equipment located at intersections. If any of these products fail to perform properly, significant personal injury, property damage or death could arise from traffic accidents resulting from such failure. Although we maintain product liability insurance, there is no assurance that the amount of coverage will be sufficient in the event of a claim, that the actual claim would be covered by our insurance, or that coverage will continue to be available to us on reasonable terms and conditions or at all.

Risks and uncertainties related to failure to maintain technological advantages and risks of obsolescence

     We are dependent upon what we perceive as the technological advantages of our products and the ability to maintain trade secret protection for our products. There can be no assurance that we will be able to obtain or maintain such advantages; failure to do so would have substantial adverse consequences to our business.

     Technological obsolescence of our technologies and products remains a possibility. There is no assurance that our competitors will not succeed in developing related products using similar processes and marketing strategies before us, or that they will not develop technologies and products that are more effective than any which have been or are being developed by us. Accordingly, our ability to compete will be dependent on timely enhancement and development of our technologies and products, as well as the development and enhancement of future products. There is no assurance that we will be able to keep pace with technological developments or that our products will not become obsolete.

We face risks and uncertainties of foreign currency exposure

     Our functional currency is the Canadian dollar, which means that most of our operations are undertaken in Canadian dollars. We are exposed to fluctuations in the US dollar relative to the Canadian dollar, because we collect revenues in U.S. dollars. As we expand our operations, we may begin to collect revenues from customers in currencies other than the US or Canadian dollar. We do not currently engage in any hedging activities.